Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-66758, 333-102509, 333-109809, 333-112728, 333-133332, 333-141660, 333-149281, and 333-159211 on Form S-8 and Registration Statement Nos. 333-140268 and 333-143989 on Form S-3 of our report dated March 16, 2009, relating to the consolidated financial statements and financial statement schedule of PDF Solutions, Inc. and subsidiaries (the "Company") for each of the two years in the period ended December 31, 2008, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 16, 2010